UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2011

THE NATIONAL SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 11, 2011, The National Security Group, Inc. issued a press release declaring a quarterly dividend.  A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.                      Description of Document

99.1	Press release, dated May 11, 2011, issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: May 11, 2011	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

                                                                                                                                                                                              Exhibit 99.1
The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information: Contact Brian McLeod – Chief Financial Officer @ (334) 897-2273.

Elba, Alabama (May 11, 2011)—The National Security Group, Inc. (NASDAQ: NSEC)… Spring storms projected losses for National Security Group, Inc.

The month of April, 2011 brought forth an unprecedented series of weather events.  While we have historically incurred significant losses from hurricanes, we have experienced the most severe spring storm season in Company history.  As a result of the severe weather in the month, total incurred losses from April 2011 severe weather outbreaks are expected to exceed $8.5 million.  These losses were incurred by Company subsidiaries National Security Fire and Casualty Company and Omega One Insurance Company.   The April 2011 storms will be the most costly non-hurricane related losses incurred in Company history.  Widespread tornado, hail and windstorm events impacted over 1,600 of our policyholders in the states of Alabama, Arkansas, Georgia, Mississippi, Oklahoma, South Carolina and Tennessee.

The single largest concentrations of losses are in the States of Alabama and Mississippi due to the April 26th and 27th tornado outbreak, which is among the worst tornado outbreaks in US history.  Over 1,100 claims have been reported from this storm and total insured losses are expected to exceed $6.8 million.  To add perspective to the scale of this storm system, in prior years the Company had never incurred losses from a single spring storm system exceeding $1 million.

The Company maintains catastrophe reinsurance to mitigate the impact of single large catastrophic events.  Current estimates of pre-tax losses, net of reinsurance, total $6.4 million from all April storms.  Based on preliminary estimates, second quarter net income will be reduced by $4.2 million. On a per share basis, earnings will be reduced by approximately $1.71 as a result of April storm activity.  The projected impact on earnings is based on total Company insured losses of $8.5 million on a pre-tax basis.

Gross loss estimates were derived by an evaluation of reported claims to date which is the best information available to management at this time. The estimates could be materially affected by, among other things, the number of insureds impacted by the storms, the amount and timing of losses actually incurred and reported by insureds, and the preliminary nature of current estimates.  However, with the largest event reaching the lower limits of catastrophe reinsurance, the net impact of any additional reported claims is not expected to have any additional material impact on net incurred losses or net income beyond current estimates.

While a material impact on earnings from this unprecedented series of spring storm events cannot be avoided, our ability to continue operations, serve our policyholders and work toward our long term goal of providing value to our stockholders will not be affected.

About The National Security Group Inc.

The National Security Group Inc. through its insurance subsidiaries provides property, liability, life, accident and supplemental health insurance products in thirteen states. Primary property and casualty insurance subsidiaries are National Security Fire and Casualty and Omega One Insurance Company, which provide primarily personal lines dwelling, homeowners, mobile homeowners, and automobile insurance coverage in twelve states, primarily in the Southeastern United States. National Security Insurance Company is a wholly owned subsidiary providing life, accident and supplemental health insurance coverage in five states. The Company is listed on the NASDAQ Global Market under the symbol: NSEC.

Information about forward-looking statements

Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements.

      Contact: Brian McLeod, Chief Financial Officer and Treasurer

The National Security Group, Inc. P.O. Box 703 Elba, Alabama 36323